Amendment No. 1 to the Bylaws as Amended through September 21, 1990 of
The Saint James Company (f/k/a Radiation Disposal Systems, Inc.)

Dated as of September 26, 2008

The Bylaws, as amended through September 21, 1990, of The Saint James Company, a North Carolina corporation f/k/a Radiation Disposal Systems, Inc., are hereby amended as follows:

1.           The second sentence of Section 1 of Article V is hereby deleted in its entirety and the following is inserted in its place:

“Any two or more offices may be held by the same person, including without limitation the offices of President and Secretary.”